AGREEMENT

THIS AGREEMENT (“Agreement”) is made as of September 25, 2019 (the “Effective Date”) between DIGIPATH, INC., a Nevada corporation (the “Company”), and Philippe Henry (“Consultant”, and together with Company, the “Parties”).

WHEREAS, the Company is desirous of obtaining the services of Consultant, and Consultant is desirous of offering his services to the Company, on the terms set forth herein.

NOW, THEREFORE, the Parties do hereby agree as follows:

1. Appointment. The Company hereby appoints and designates Consultant to furnish consulting services to the Company in connection with the business operations of the Company consistent with the services provided to a corporation by its Chief Operating Officer (the “Consulting Services”), subject to the direction of the Company’s Chief Executive Officer and the terms and conditions set forth below, and Consultant hereby accepts such appointment. Upon the execution of this Agreement, Consultant shall serve as the Company’s Chief Operating Officer.

2. Consulting Fee Arrangements. As compensation for the Consulting Services rendered by Consultant on behalf of the Company as herein provided, Consultant shall be paid a monthly consulting fee of $10,000. The Company shall also pay or reimburse Consultant for all reasonable business-related expenses approved in advance by the Company, provided that Consultant provides the Company with appropriate receipts and other documentation.

3. Option Grant. On the Effective Date, Consultant shall be awarded a stock option (the “Option”) to purchase five hundred thousand (500,000) shares of the Company’s common stock, par value $.001 per share (“Common Stock”), at an exercise price equal to the closing market price of the Common Stock on the Effective Date. The Option shall be exercisable for a 10-year period commencing on the Effective Date (subject to continued employment with the Company), and shall vest as to (i) one-quarter of such shares on the Effective Date, (ii) an additional one-quarter of such shares on the one-year anniversary of the Effective Date, (iii) an additional one-quarter of such shares on the two-year anniversary of the Effective Date, and (iv) the remaining one-quarter of such shares on the three-year anniversary of the Effective Date.

4. Term and Termination.

(a) The term of this Agreement shall be for an initial period of one year beginning on the date hereof (the “Initial Term”) and shall automatically continue following the Initial Term for successive periods of one year unless either the Consultant or the Company delivers a written notice of termination to the other party at least 30 days prior to the start of any such renewal period (as so extended, the “Term”); provided that the Company may terminate this Agreement at any time subject to the terms of this Section 4.

(b) In the event that (a) the Company terminates this Agreement for any reason other than for “Cause” or Consultant’s death or Disability, Consultant shall be entitled to receive severance payments consisting of continuing payments of Consultant’s fees under Section 2 for the lesser of (a) six-months, and (b) the remainder of the Term; provided in each case Consultant is then in compliance with his obligations under this Agreement.

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(c) “Disability” shall mean the Consultant becomes incapacitated or disabled so as to be unable (either mentally or physically) to substantially perform the services required of Consultant pursuant to this Agreement for a period of ninety (90) or more consecutive days, or one hundred and twenty (120) or more non-consecutive days, in any twelve (12) month period.

(d) “Cause” means (a) gross negligence or willful and serious misconduct, that is, or could reasonably be expected to be, injurious to the operations, financial condition, or business reputation of the Company or its subsidiaries, (b) conviction of a felony offense involving moral turpitude, (c) commission of fraud or dishonesty in connection with the Company’s business, (d) a material breach of any other provision of this Agreement or willful violation of any express direction or any reasonable rule or regulation established by the Board from time to time, after, in each case under this clause (d) which is capable of curing, written notice is provided to Consultant and Consultant has failed to cure such acts or action after a period of ten (10) days.

5. Disclosure of Confidential Information. Consultant may have access to the Company’s books and records.

5.1 Except to the extent (a) authorized by the express prior written consent of the Board, (b) required by law or any legal process, or (c) reasonably believed by Consultant to be desirable and appropriate in performing its duties under this Agreement, Consultant, will not, directly or indirectly, at any time during the term, or at any time subsequent to the termination of the Agreement, use or exploit, disseminate, disclose, or divulge to any person, firm, corporation, association or other business entity, Company Confidential Information (defined below). In no event shall Consultant use Company Confidential Information for his own personal benefit not in furtherance of the Company’s business, unless authorized by the express prior written consent of the Board.

5.2 As used herein, but subject to the limitations below in this Section 5.2, “Company Confidential Information” means all confidential or proprietary information concerning the Company or its subsidiaries’ business furnished to Consultant, in whatever form stored, including without limitation, know-how, business plans, computer software, client lists, prospective client lists, price lists, contract terms, business records and files. All Company Confidential Information is acknowledged to be the property of the Company and shall not be duplicated or made use of other than in pursuit of the Company’s business or as may otherwise be required by law or any legal process, or approved by the Company, or as is necessary in connection with any adversarial proceeding against the Company. Upon termination of this Agreement for any reason, or upon termination of Consultant’s services hereunder, Consultant shall deliver to the Company, without further demands, all copies of Company Confidential Information, including paper documents and/or electronic storage media containing Company Confidential Information which are then in its possession or under its control. Notwithstanding anything to the contrary herein, information shall not be deemed Company Confidential Information if such information (a) becomes generally known to the public in a reasonably integrated form, through no violation of this Agreement on the part of Consultant, (b) becomes available to or known by Consultant through disclosure by sources other than from or through Consultant, and such sources are not known by Consultant to be legally prohibited from disclosing such information, or (c) was available to or within the possession of Consultant on a non-confidential basis prior to its disclosure to Consultant by the Company.

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6. Non-Compete.

6.1 Definitions. The following words and expressions used in this Agreement shall have the respective meanings hereby assigned to them as follows:

“Customer” means any past or current customer of the Company or its subsidiaries.

“Competitor” means any individual, partnership, corporation, association or other business enterprise in any form, other than the Company and its subsidiaries, which at any time during the Restriction Period, either directly or indirectly engages in the business of (i) testing cannabis (including hemp) or products derived from cannabis, or (ii) providing any predictive, molecular or genomic tools or similar services relating to the cultivation or processing of cannabis or cannabis products.

“Personnel” means any and all employees, contractors, agents, brokers, consultants or other individuals rendering services to the Company or any of its subsidiaries.

“Restriction Period” shall mean and refer to the period of time, commencing on the date hereof and expiring 24 months after the start of the Term.

6.2 During the Restriction Period, Consultant shall not directly or indirectly (i) own, manage, invest or acquire any economic stake or interest in, or otherwise engage or participate in any manner whatsoever in any Competitor (whether as a proprietor, partner, shareholder, investor, manager, director, officer, employee, venturer, representative, agent, broker, independent contractor, consultant, or other participant), provided however, that Consultant shall not be prohibited from owning a passive investment of less than two percent (2%) of the outstanding shares of capital stock or bonds of a corporation, which stock or bonds are listed on a national securities exchange or are publicly traded in the over-the-counter market, (ii) solicit, induce or influence, or attempt to induce or influence, any Customer to terminate a relationship which has been formed or that Consultant knows is being formed with the Company or any of its subsidiaries, or to reduce the extent of, discourage the development of, or otherwise harm its relationship with the Company or any of its subsidiaries, or (iii) recruit, solicit, induce or influence, any Personnel known by Consultant to be employed by the Company or any of its subsidiaries to discontinue, reduce the extent of, discourage the development of, or otherwise harm their relationship or commitment to the Company or any of its subsidiaries, including, without limitation, by employing, seeking to employ or inducing or influencing a Competitor to employ or seek to employ any such Personnel.

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6.3 The Parties acknowledge that the provisions and restrictions of Section 6.2 are reasonable and necessary for the protection of the legitimate interests of the Company, and that any breach or threatened breach of any of these provisions or restrictions by Consultant will provide the Company with no adequate remedy at law, and the result will be irreparable harm to the Company. Therefore, the parties agree that upon a breach or threatened breach of the provisions or restrictions of Section 6.2 by Consultant, the Company shall be entitled, in addition to any other remedies which may be available to it, to institute and maintain proceedings at law or in equity, to recover damages, obtain specific performance or a temporary or permanent injunction, without the necessity of establishing the likelihood of irreparable injury or proving damages and without being required to post bond or other security.

6.4. If the Restriction Period or the scope of activity restricted in Section 6.2 should be adjudged unreasonable in any proceeding, then the Restriction Period shall be reduced by such number of months, the restriction area shall be reduced by the elimination of such portion thereof or the scope of the restricted activity shall be modified, or any or all of the foregoing, so that such restrictions may be enforced in such area and for such time as is adjudged to be reasonable. If Consultant violates any of the restrictions contained in Section 6.2, the Restriction Period shall not run in favor of Consultant from the time of commencement of any such violation until such time as such violation shall be cured by Consultant to the reasonable satisfaction of the Company.

7. Independent Contractor. During the Term, Consultant shall be treated as an independent contractor for all employment and tax law purposes, and nothing herein shall be deemed to confer upon Consultant the rights, privileges or benefits of an employee of the Company, nor shall any of Consultant’s duties hereunder constitute him an employee of the Company. Consultant will not receive and hereby waives and relinquishes any and all right, claim or interest he now may have, and hereby rejects any and all right, claim or interest he might otherwise have in the future, to any privileges, or to any benefit, welfare plan or other employee plans, benefits or perquisites, provided by Company to its employees with respect to the services provided by him to the Company. Without limiting the generality of the foregoing, Consultant shall be solely responsible for any unemployment or disability insurance payments, or any social security, income tax or other withholdings, deductions or payments which may be required by federal, state or local law with respect to any sums paid to Consultant by the Company.

8. Controlling Law/Remedies. The execution, validity, interpretation and performance of this Agreement shall be determined and governed by the laws of the State of Nevada without giving effect to any principles thereof relating to the conflict of laws.

9. Amendments; Waivers. This Agreement cannot be changed, modified or amended, and no provision or requirement hereof may be waived, without the consent in writing of Consultant and the Company. No waiver by a party of the breach of any term or covenant contained in this Agreement shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

10. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by facsimile or email transmission, and a facsimile or email transmission of this Agreement or of a signature of a party will be effective as an original.

11. Entire Agreement. This Agreement contains the entire agreement of the Parties with respect to the subject matter hereof.

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first above written.

DIGIPATH, INC.

By	/s/ Todd Peterson
Name:	Todd Peterson
Title:	Chief Financial Officer

/s/ Philippe Henry
Philippe Henry

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